MacKenzie Partners, Inc.
June 2, 2009

FORGENT NETWORKS, INC.
Special Meeting June 2, 2009


Total Outstanding	    31,106,298

Quorum				80.13%


Prop 1 - Reverse Stock Split	For	    Against	Abstain	    Total Voted

Shares Voted:			9,815,953   13,846,051	1,264,871   24,926,875
% of O/S			   31.56%	44.51%	    4.07%	80.13%
% of Voted			   39.38%	55.55%	    5.07%

Prop 2 - Forward Stock Split	For	    Against	Abstain	    Total Voted

Shares Voted:			9,871,348   13,779,401	 1,276,126  24,926,875
% of O/S			   31.73        44.30%	     4.10%	80.13%
% of Voted			   39.60%	55.28%	     5.12%

Prop 3 - Adjourn Meeting	For	    Against	Abstain     Total Voted

Shares Voted:			9,946,790   13,617,182	1,362,903    24,926,875
% of O/S			   31.98%	43.78%	    4.38%	 80.13%
% of Voted			      40%	   55%	       5%